UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (date of earliest event reported): August 01, 2008

KINGS ROAD ENTERTAINMENT, INC.
(Exact name of Registrant as specified in its charter)

DELAWARE	000-14234	95-3587522
(State of incorporation or organization)	(Commission file number)	(I.R.S. employer identification number)

468 N. Camden Drive Beverly Hills, California (Address of principal executive offices)	90210 (Zip code)

Registrant’s telephone number, including area code: 310-278-9975

(Former name or former address, if changed since last report) a

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On August 1, 2008, Branko Lustig agreed to serve on the Company’s Board of Directors. Mr. Lustig was elected to fill a vacancy on the Board in accordance with the Company’s bylaws and by a unanimous vote of the directors. Mr. Lustig, will serve on the Board of Directors until the next annual shareholder meeting or until his successor has been elected. Mr. Lustig has no family relationships with any board member or affiliate.

Mr. Lustig’s career as film producer spans several decades and includes winning two Academy awards and two BAFTA (British Academy of Film and Television Arts) awards.

Mr. Lustig began his career as an assistant director at Jadran Films, Croatia’s largest film and television studio. He subsequently worked on the European production crews of “Sophie’s Choice” and “Fiddler on the Roof”.

He went on to serve as assistant director, associate producer and European production manager for the mini-series “Winds of War” and its sequel “War And Remembrance”. He was also a producer and assistant director on the Emmy-winning TV miniseries “Drug Wars: The Camarena Story”. In 1991, he started to live and work in the United States where he produced a number of motion pictures including “Wedlock”, “Intruders”, “Peacemaker”, “Hannibal”, “Black Hawk Down”, “Kingdom of Heaven”, “A Good Year” and “American Gangster” as well as his two Academy Award winning productions “Schindler’s List, directed by Steven Spielberg, and “Gladiator”, directed by Ridley Scott, both of which also won Golden Globes. Mr. Lustig also served as a production manager on “The Saint”.

By unanimous vote, the Board has offered to indemnify Mr. Lustig pursuant to the Company’s form of indemnification agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KINGS ROAD ENTERTAINMENT, INC.

Date: August 4, 2008	By:	/s/ Philip Holmes
Philip Holmes, President